Exhibit 10.20

FORM OF

OPTION AGREEMENT-EARLY EXERCISE

THIS OPTION AGREEMENT (this "Agreement") dated as of [            ] ("Grant Date"), is between VMware, Inc., a Delaware corporation (the "Company"), and [            ] (the "Participant"), relating to options granted under the VMware, Inc. 2007 Equity and Incentive Plan (the "Plan"). Capitalized terms used in this Agreement without definition shall have the meaning ascribed to such terms in the Plan.

1.	Grant of Equity Option, Equity Option Price and Term.

(a)	The Company grants to the Participant an option (the "Option") to purchase [ ] shares of Stock, at a price of $[ ] per share (the "Purchase Price"), subject to the provisions of the Plan and the terms and conditions herein. The Option is not an incentive stock option within the meaning of Section 422 of the Code.

(b)	The term of this Option shall be a maximum period of six (6) years from the Grant Date (the "Option Period”). During the Option Period, the Option shall be exercisable as of the date set forth below according to the percentage set forth opposite such date, subject to the Participant’s continued service as a member of the Board:

Date	Cumulative Percentage Exercisable
1 year following the Grant Date	33%
2 years following the Grant Date	33%
3 years following the Grant Date	34%

Notwithstanding the foregoing, as described in and subject to the conditions of Section 2(c), the Participant may exercise this Option without regard to the foregoing schedule.

(c)

Notwithstanding the foregoing, unless otherwise determined by the Committee in its sole discretion, in the event the Participant incurs a termination of employment for any reason whatsoever such that the Participant is no longer in the service of any of the Company, the Subsidiaries or the Parent, then the Option, to the extent not otherwise exercisable shall terminate and to the extent exercisable at the time of such termination, may be exercised for the lesser of ninety (90) days from the date of such termination of service or the remainder of the Option Period, unless such termination is (i) for Cause, in which case the

Option will terminate immediately or (ii) due to the Participant’s death or disability (as defined under the applicable long-term disability plan of the Company or a Subsidiary, or, if there is no such plan, as determined by the Committee), in which case the Option shall become 100% exercisable and may be exercised for three (3) years from the date of such termination of employment or if earlier, the remainder of the Option Period. The occurrence of any of the following, as reasonably determined by the Company in good faith, shall constitute “Cause,” provided that the Participant has been given notice by the Company of the existence of Cause and, if the existence of Cause is curable, a reasonable opportunity to cure the existence of such Cause:

(i)	willful neglect, failure or refusal by the Participant to perform his or her duties (except resulting from the Participant’s incapacity due to illness) as reasonably directed by his or her employer;

(ii)	willful misconduct by the Participant in the performance of his or her duties;

(iii)	the Participant’s indictment for a felony (other than traffic related offense) or a misdemeanor involving moral turpitude; or

(iv)	the Participant’s commission of an act involving personal dishonesty that results in financial, reputational, or other harm to the Company and its affiliates and subsidiaries, including, but not limited to, an act constituting misappropriation or embezzlement of property.

(d)	Unless otherwise determined by the Committee, the Option granted hereunder is not transferable by the Participant except by will or the laws of descent and distribution.

(e)	The Company shall not be required to issue any fractional shares of Stock pursuant to this Option.

2.	Exercise.

(a)

Unless otherwise determined by the Committee, the Option shall be exercisable during the Participant’s lifetime only by the Participant (or his or her legal representative), and after the Participant’s death only by the Participant’s legal representative. Subject to Section 2(b) below, the Option may only be exercised by the delivery to the Company of a properly completed written notice, in form specified by the Committee or its designee, which notice shall specify the number of shares of Stock to be purchased and the aggregate exercise price for such shares, together with payment in full of such aggregate exercise price. Payment shall be made in the manner permitted in Section 6(b)(i)(B) of the Plan or as authorized by the Committee pursuant to such section. The Option may not be exercised unless the Participant agrees to be bound by such documents as the Committee may reasonably require, including, if the Option is exercised prior to an IPO (as defined below), a stockholder’s agreement. The Committee may deny any exercise permitted hereunder if the Committee determines, in its discretion, that such exercise could result in a violation of federal or state securities laws.

(b)	Without limiting the provisions of Section 1(b), the Participant may elect to exercise this Option as to shares of Stock which have not yet become exercisable as set forth in Section 1(b) (“Unvested Shares”). If the Participant so elects, the Terms of Restricted Stock Purchase set forth in Exhibit 1 hereto shall govern the rights and obligations of the Participant and the Company with respect to the Unvested Shares acquired upon such exercise of the Option. The Terms of Restricted Stock Purchase provide that, among other things, if the Participant’s status as a member of the Board terminates for any reason, including for Cause, death or disability, the Company shall have the right and option to purchase from Participant, or Participant’s personal representative, as the case may be, all of the shares of stock that have not vested as of the date of such termination at the Purchase Price (the “Repurchase Option”). The Participant hereby agrees that Unvested Shares so purchased shall be held in escrow until the Company exercises its Repurchase Option or until such Unvested Shares vest. By accepting the terms of this Option Agreement, Participant agrees to be bound by the Terms of Restricted Stock Purchase, including the Repurchase Option, in the event Participant elects to exercise this Option as to Unvested Shares. In addition, by executing a Stock Option Cash Exercise Letter of Authorization, the Participant shall agree to be bound by the Terms of Restricted Stock Purchase.

(c)	If the Option is not exercised in full prior to [ ], the Option shall immediately terminate on such date.

3. Payment of Withholding Taxes. If the Company or any other Subsidiary is obligated to withhold an amount on account of any tax imposed as a result of the exercise of the Option, the Participant shall be required to pay such amount to the Company prior to delivery of shares of Stock.

4. Plan. The Option is granted pursuant to the Plan, and the Option and this Agreement are in all respects governed by the Plan (the terms of which are incorporated herein by reference) and subject to all of the terms and provisions thereof, except as otherwise set forth herein. The Participant shall be entitled to receive financial statements of the Company if and to the extent required in order to comply with applicable law.

5. Employment Rights. No provision of this Agreement or of the Option granted hereunder shall give the Participant any right to continue in the employ of the Company, a Subsidiary or the Parent, create any inference as to the length of employment of the Participant, affect the right of an employer to terminate the employment of the Participant, with or without Cause, or give the Participant any right to participate in any employee welfare or benefit plan or other program (other than the Plan).

6. Governing Law. This Agreement and the Option granted hereunder shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware (other than its laws respecting choice of law).

7. Waiver; Cumulative Rights. The failure or delay of either party to require performance by the other party of any provision hereof shall not affect its right to require performance of such provision unless and until such performance has been waived in writing. Each and every right hereunder is cumulative and may be exercised in part or in whole from time to time.

8. Notices. Any notice which either party hereto may be required or permitted to give the other shall be in writing and may be delivered personally or by mail, postage prepaid, addressed to the Company, at the addressed provided below, and the Participant at his address as shown on the Company’s payroll records, or to such other address as the Participant, by notice to the Company, may designate in writing from time to time.

To the Company:	VMware, Inc.

3401 Hillview Avenue

Palo Alto, CA 94304

Attention: Legal Department

9. Complete Agreement. This Agreement, those documents expressly referred to herein, and the Plan embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by an officer thereunto duly authorized, and the Participant has hereunto set his hand.

On Behalf of the Company:	Participant:

VMware, Inc.	[NAME]

EXHIBIT 1

TERMS OF RESTRICTED STOCK PURCHASE

In the event that Participant elects to purchase shares of Stock which have not become exercisable under the schedule set forth in the Option Agreement (“Unvested Shares”), pursuant to the Option Agreement and the Stock Option Cash Exercise Letter of Authorization, as a condition to Participant’s election to exercise the Option, Participant has agreed to these Terms of Restricted Stock Purchase which set forth the rights and obligations of the Participant and the Company with respect to Unvested Shares acquired upon exercise of the Option. Unless otherwise defined herein or in the Option Agreement, capitalized terms herein shall have the meaning set forth in the VMware, Inc. 2007 Equity and Incentive Plan (the "Plan").

1. Repurchase Option.

(a)	If Participant’s status as a member of the Board is terminated for any reason other than death or disability, the Company shall have the right and option to purchase from Participant, or Participant’s personal representative, as the case may be, all of the Participant’s Unvested Shares as of the date of such termination at the price paid by the Participant for such shares of Stock (the “Repurchase Option”).

(b)	Upon the occurrence of such termination, the Company may exercise its Repurchase Option by delivering personally or by registered mail, to Participant (or his transferee or legal representative, as the case may be) with a copy to the escrow agent described in Section 2 below, a notice in writing indicating the Company’s intention to exercise the Repurchase Option and, at the Company’s option, (i) by delivering to the Participant (or the Participant’s transferee or legal representative) a check in the amount of the aggregate repurchase price, or (ii) by the Company canceling an amount of the Participant’s indebtedness to the Company equal to the aggregate repurchase price, or (iii) by a combination of (i) and (ii) so that the combined payment and cancellation of indebtedness equals such aggregate repurchase price. Upon delivery of such notice and payment of the aggregate repurchase price in any of the ways described above, the Company shall become the legal and beneficial owner of the Unvested Shares being repurchased and the rights and interests therein or relating thereto, and the Company shall have the right to retain and transfer to its own name the number of Unvested Shares being repurchased by the Company.

(c)	Whenever the Company shall have the right to repurchase Unvested Shares hereunder, the Company may designate and assign one or more employees, officers, directors or shareholders of the Company or other persons or organizations to exercise all or a part of the Company’s Repurchase Option under this Agreement and purchase all or a part of such Unvested Shares.

(d)	If the Company does not elect to exercise the Repurchase Option conferred above by giving the requisite notice within ninety (90) days following the termination, the Repurchase Option shall terminate.

(e)	The Repurchase Option shall terminate in accordance with the exercise schedule contained in Participant’s Option Agreement.

2. Transferability of the Stock.

(a)	Participant hereby authorizes and directs the Secretary of the Company, or such other person designated by the Company, to transfer the Unvested Shares as to which the Repurchase Option has been exercised from Participant to the Company.

(b)	To insure the availability for delivery of Participant’s Unvested Shares upon repurchase by the Company pursuant to the Repurchase Option under Section 1, Participant hereby appoints the Secretary of the Company, or any other person designated by the Company as escrow agent, as its attorney-in-fact to sell, assign and transfer unto the Company, such Unvested Shares, if any, repurchased by the Company pursuant to the Repurchase Option and shall, upon exercise of the Option, deliver and deposit with the Secretary of the Company, or such other person designated by the Company, the share certificates representing the Unvested Shares. The Unvested Shares and stock assignment shall be held by the Secretary of the Company in escrow, until the Company exercises its Repurchase Option, until such Unvested Shares are vested, or until such time as these Terms of Restricted Stock Purchase are no longer in effect. Upon vesting of the Unvested Shares, the escrow agent shall promptly deliver to the Participant the certificate or certificates representing such shares of Stock in the escrow agent’s possession belonging to the Participant, and the escrow agent shall be discharged of all further obligations hereunder; provided, however, that the escrow agent shall nevertheless retain such certificate or certificates as escrow agent if so required pursuant to other restrictions imposed pursuant to the Option Agreement or these Terms of Restricted Stock Purchase.

(c)	The Company, or its designee, shall not be liable for any act it may do or omit to do with respect to holding the shares of Stock in escrow and while acting in good faith and in the exercise of its judgment.

(d)	Transfer or sale of the shares of Stock is subject to restrictions on transfer imposed by any applicable state and federal securities laws. Any transferee shall hold such shares of Stock subject to all the provisions hereof and the Authorization executed by the Participant with respect to any Unvested Shares purchased by Participant and shall acknowledge the same by signing an acknowledgement in a form acceptable to the Company.

3. Ownership, Voting Rights, Duties. These Terms of Restricted Stock Purchase shall not affect in any way the ownership, voting rights or other rights or duties of Participant, except as specifically provided herein.

4. Legends. The share certificate evidencing the shares of Stock issued hereunder shall be endorsed with the following legend (in addition to any legend required under applicable federal and state securities laws):

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS UPON TRANSFER AND RIGHTS OF

REPURCHASE AS SET FORTH IN AN AGREEMENT BETWEEN THE COMPANY AND THE STOCKHOLDER, A COPY OF WHICH IS ON FILE WITH THE COMPANY.

5. Adjustment for Stock Split. All references herein to the number of shares of Stock and the purchase price of the shares of Stock shall be appropriately adjusted to reflect any stock split, stock dividend or other change in the shares of Stock which may be made by the Company pursuant to the Plan after the date of exercise.

6. Notices. Notices required hereunder shall be given in person or by registered mail to the address of Participant shown on the records of the Company, and to the Company at its principal executive offices.

7. Survival of Terms. These Terms of Restricted Stock Purchase shall apply to and bind Participant and the Company and their respective permitted assignees and transferees, heirs, legatees, executors, administrators and legal successors.

8. Section 83(b) Election. Participant hereby acknowledges that he or she has been informed that, with respect to the exercise of an Option for Unvested Shares, an election (the “Election”) may be filed by the Participant with the Internal Revenue Service, within 30 days of the purchase of the exercised shares of Stock, electing pursuant to Section 83(b) of the Code to be taxed currently on any difference between the purchase price of the exercised shares of Stock and their Fair Market Value on the date of purchase. This will result in a recognition of taxable income to the Participant on the date of exercise, measured by the excess, if any, of the Fair Market Value of the exercised shares of Stock, at the time the Option is exercised over the purchase price for the exercised shares of Stock. Absent such an Election, taxable income will be measured and recognized by Participant at the time or times on which the Company’s Repurchase Option lapses. Participant is strongly encouraged to seek the advice of his or her own tax consultants in connection with the purchase of the shares of Stock and the advisability of filing of the Election under Section 83(b) of the Code.

PARTICIPANT ACKNOWLEDGES THAT IT IS PARTICIPANT’S SOLE RESPONSIBILITY AND NOT THE COMPANY’S TO FILE TIMELY THE ELECTION UNDER SECTION 83(b) OF THE CODE, EVEN IF PARTICIPANT REQUESTS THE COMPANY OR ITS REPRESENTATIVE TO MAKE THIS FILING ON PARTICIPANT’S BEHALF.

9. Representations. Participant has reviewed with his or her own tax advisors the federal, state, local and foreign tax consequences of this investment and the transactions contemplated by these Terms of Restricted Stock Purchase. Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its agents. Participant understands that he or she (and not the Company) shall be responsible for his or her own tax liability that may arise as a result of this investment or the transactions contemplated by this Agreement.

10. Governing Law. These Terms of Restricted Stock Purchase shall be governed by the internal substantive laws, but not the choice of law rules, of the State of Delaware.

11. Acknowledgement. Participant represents that he or she has read these Terms of Restricted Stock Purchase and is familiar with its terms and provisions. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Board upon any questions arising under these Terms of Restricted Stock Purchase.

Participant:

[NAME] Date: _______________, 200_